INUVO ANNOUNCES $545,000 REGISTERED DIRECT OFFERING

Little Rock, Arkansas; March 27, 2020: Inuvo, Inc. (NYSE American: INUV) today completed the sale of an aggregate of 3,115,000 shares of its common stock at a price of $0.175 per share to purchasers in a registered direct offering without an underwriter or placement agent. Inuvo raised approximately $535,125 in this offering after deducting estimated expenses incurred in connection with the offering.

Inuvo plans to use the net proceeds from the offering for working capital.

More information about the offering, as well as a copy of the form of Subscription Agreement associated with the offering, can be found in Inuvo’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission (“SEC”) on March 27, 2020 and in the Prospectus Supplement that was filed with the SEC on March 26, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Inuvo in the offering or otherwise. There shall not be any offer, solicitation of an offer to buy, or sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about the anticipated use of the net proceeds of the offering and other risks and uncertainties detailed in Inuvo, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, and our other filings with the SEC. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com